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                                                                    EXHIBIT 10.1


                              SUBLEASE AGREEMENT

     This SUBLEASE AGREEMENT ("Sublease") is made and entered into as of the 14th day of April, 2000 by and between FRANKLIN TEMPLETON CORPORATE SERVICES, INC., a Delaware corporation ("Sublandlord"), and WIRELESS FACILITIES, INC., a Delaware corporation ("Subtenant"), with respect to the following facts and circumstances:

                                   RECITALS

     A. Spieker Properties, L.P., a California limited partnership ("Landlord") is the owner of approximately 29 acres and up to approximately 591,000 square feet (existing, under construction or planned) in 9 buildings known as Bridge Pointe Corporate Centre within the Eastgate Technology Park in San Diego, California (the "Project"). A depiction of the Project is attached hereto as Exhibit "A" and incorporated herein by this reference. Phase A of the Project consists of 4 existing buildings known as "Building 1" (also referred to as the "Phase A-1 Premises") located at 4770 Eastgate Mall, "Building 2" (also referred to as the "ADC Telecommunications Premises") located at 4790 Eastgate Mall, "Building 3" (also referred to as the "Phase A-2 Premises") located at 4760 Eastgate Mall and "Building 4" (also referred to as the "Phase A-3 Premises") located at 4780 Eastgate Mall. Phase B of the Project consists of 2 buildings under construction known as "Building 5" (also referred to as the "Phase B-2 Premises") located at 4810 Eastgate Mall and "Building 6" (also referred to as the "Phase B-1 Premises") located at 4820 Eastgate Mall. Phase C of the Project consists of 3 planned buildings known as "Buildings 7 through 9".

     B. Landlord and Sublandlord entered into an Industrial Net Lease dated September 2, 1998, assigned by that certain Assignment, Assumption and Consent agreement dated January 1, 2000 (collectively, the "Phase B Lease") whereby Landlord leased to Sublandlord the Phase B-1 Premises and the Phase B-2 Premises, upon the terms and conditions contained therein. A true, correct and complete copy of the Phase B Lease is attached hereto as Exhibit "B" and made a part hereof. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Phase B Lease.

     C. Sublandlord and Subtenant are desirous of entering into a sublease of the Phase B-2 Premises ("Sublease Premises") on the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

          1.   Sublease.  Sublandlord hereby subleases and demises to Subtenant
               --------
and Subtenant hereby hires and subleases from Sublandlord the Sublease Premises which contain 90,000 rentable square feet, upon and subject to the terms, covenants and conditions hereinafter set forth.

          2.   Term.
               ----

          (a) The term of this Sublease ("Sublease Term") shall be for one hundred fourteen months (114) commencing on November 1, 2000 regardless of the status of the Tenant
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Improvements as of that date ("Sublease Commencement Date") and shall terminate on April 30, 2010 ("Sublease Expiration Date"). In the event Substantial Completion (as defined below) of the Sublease Premises is completed prior to the Sublease Commencement Date, Subtenant shall be permitted to occupy the Sublease Premises without the payment of Rent until the Sublease Commencement Date. As used herein, the term "Substantial Completion" shall mean (A) all of the Sublease Premises' plumbing, heating, life safety, ventilation, air conditioning and electrical systems are operational to the extent necessary to service the Sublease Premises, (B) Landlord has substantially completed all work required to be performed by Landlord in accordance with the Work Letter Agreement executed among Landlord, Sublandlord and Subtenant of even date herewith and attached hereto as Exhibit "D" ("Work Letter"), except minor "punch-list" items which shall thereafter be promptly completed, (C) Subtenant has obtained a certificate of occupancy for the Sublease Premises or its equivalent in accordance with the Work Letter Agreement, and (D) Subtenant has been tendered access to the Sublease Premises.

          (b) Sublandlord shall deliver possession of the Sublease Premises to Subtenant upon full execution of this Sublease and receipt of Landlord's consent pursuant to Paragraph 14 hereof, with the roof and all plumbing, lighting, heating, ventilating and air conditioning systems within the Sublease Premises in good working order, at which time Subtenant shall have the right to commence the Tenant Improvements pursuant to the Work Letter.

          (c) Subtenant acknowledges that Subtenant has inspected and accepts the Sublease Premises in its present condition, broom clean, "as is" and is suitable for Subtenant's intended operations in the Sublease Premises, subject to punch list items and latent defects not visually discoverable by Subtenant in accordance with the Work Letter and Paragraph 2.B of the Master Lease. Subtenant further acknowledges that except as set forth in the Work Letter or expressly set forth in this Sublease, no representations as to the condition or repair of the Sublease Premises and no promises to alter, remodel or improve the Sublease Premises have been made by Landlord, Sublandlord or any agents of either party.

          (d) After the Sublease Commencement Date, Subtenant shall promptly execute and return to Sublandlord a "Start-Up Letter" in which Subtenant shall agree, among other things, to acceptance of the Sublease Premises and to the determination of the Sublease Commencement Date, in accordance with the terms of this Sublease, but Subtenant's failure or refusal to do so shall not negate Subtenant's acceptance of the Sublease Premises or affect determination of the Sublease Commencement Date.

          3.   Subrental.
               ---------

          (a)  Base Rental.  Beginning with the Sublease Commencement Date and
               -----------
thereafter during the Sublease Term and ending on the Sublease Expiration Date, Subtenant shall pay to Sublandlord monthly installments of base rent ("Base Rental") as set forth below. The first monthly installment of Base Rental and Operating Expenses shall be paid by Subtenant upon the execution of this Sublease. Base Rental and additional rent shall hereinafter be collectively referred to as "Rent."

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                                                      Monthly Base Rental
          Period                                       (Per Square Foot)
          ------                                      -----------------

          November 1, 2000 - July 31, 2001                  $1.55

          August 1, 2001 - July 31, 2002                    $1.61

          August 1, 2002 - July 31, 2003                    $1.68

          August 1, 2003 - April 30, 2004                   $1.74

          May 1, 2004 - April 30, 2005                      $1.82

          May 1, 2005 - April 30, 2006                      $1.90

          May 1, 2006 - April 30, 2007                      $1.99

          May 1, 2007 - April 30, 2008                      $2.08

          May 1, 2008 - April 30, 2009                      $2.17

          May 1, 2009 - April 30, 2010                      $2.27

         (b)   Operating Expenses.  Beginning with the Sublease Commencement
               ------------------
Date and thereafter during the Sublease Term, Subtenant shall pay to Sublandlord as additional rent under this Sublease, Subtenant's Proportionate Share of the amounts that Sublandlord, as Tenant, has to pay Landlord, pursuant to Paragraph 7 of the Phase B Lease. "Subtenant's Proportionate Share" shall mean the following: 100% of the Building in which the Phase B-2 Premises are located and 60% of Phase B of the Project.

          (c)  Payment of Rent.  Except as otherwise specifically provided in
               ---------------
this Sublease, Rent shall be payable in lawful money without notice or demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Sublease Term. All of said Rent is to be paid to Sublandlord at its office at the address set forth in Paragraph 12 herein, or at such other place or to such agent and at such place as Sublandlord may designate by notice to Subtenant. Any additional rent payable on account of items which are not payable monthly by Sublandlord to Landlord under the Phase B Lease is to be paid directly to Sublandlord as and when such items are payable by Sublandlord to Landlord under the Phase B Lease unless a different time for payment is elsewhere stated herein. Sublandlord shall request that copies of all notices sent by Landlord pursuant to the Phase B Lease also be sent to Subtenant at the address set forth in Paragraph 12 below. In addition, Sublandlord agrees to provide Subtenant with copies of any notices, statements or invoices received by Sublandlord from Landlord pursuant to the terms of the Phase B Lease.

          (d)  Security Deposit.  Concurrently with the execution of this
               ----------------
Sublease, Subtenant shall deposit with Sublandlord the sum of One Hundred Thirty-Nine Thousand Five Hundred and no/100 Dollars ($139,500.00) ("Deposit"), which shall be held by Sublandlord as

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security for the full and faithful performance by Subtenant of its covenants and obligations under this Sublease. The Deposit is not an advance Rent deposit, an advance payment of any other kind, or a measure of Sublandlord's damage in case of Subtenant's default. If Subtenant defaults in the full and timely performance of any or all of Subtenant's covenants and obligations set forth in this Sublease, then Sublandlord may, from time to time, without waiving any other remedy available to Sublandlord, use the Deposit, or any portion of it, to the extent necessary to cure or remedy the default or to compensate Sublandlord for all or a part of the damages sustained by Sublandlord resulting from Subtenant's default. Subtenant shall immediately pay to Sublandlord within five (5) days following demand, the amount so applied in order to restore the Deposit to its original amount, and Subtenant's failure to immediately do so shall constitute a default under this Sublease. If Subtenant is not in default with respect to the covenants and obligations set forth in this Sublease at the expiration or earlier termination of this Sublease, Sublandlord shall return the Deposit to Subtenant after the expiration or earlier termination of this Sublease. Sublandlord's obligations with respect to the Deposit are those of a debtor and not a trustee. Sublandlord shall not be required to maintain the Deposit separate and apart from Sublandlord's general and other funds and Sublandlord may commingle the Deposit with any of Sublandlord's general or other funds. Subtenant shall not at any time be entitled to interest on the Deposit.

          (e)  Late Charge.  In addition to any other remedies of Sublandlord
               -----------
hereunder, Subtenant shall, without notice or demand, add to the amount of any payment required to be made by Subtenant hereunder, and which is not paid and received by Sublandlord on or before the fifth (5th) business day of each calendar month, an amount equal to five percent (5%) of the delinquency for each month or portion thereof that the delinquency remains outstanding to compensate Sublandlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency; the parties agreeing that Sublandlord's damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount stated herein represents a reasonable estimate thereof. Any waiver by Sublandlord of any late charges or failure to claim the same shall not constitute a waiver of other late charges or any other remedies available to Sublandlord, such charge to accrue from the date upon which such amount was due until paid.

          4.   Signage.  Subtenant shall have the right to install at
               -------
Subtenant's sole cost and expense up to two (2) business identification signs identifying Subtenant on the upper exterior of the building and adjacent to the building entrance doors of the building in which the Sublease Premises are located, subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. In addition, Subtenant shall have the right to install one (1) business identification sign on the Project's monument sign, subject to Landlord's prior written approval, which shall not be unreasonably withheld, delayed or conditions. Except for the foregoing, Subtenant shall have no right to install or keep Subtenant identification signs in any other location outside the Sublease Premises. The size, design, color and other physical aspects of all such permitted signs shall also be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned and shall also be subject to any covenants, conditions or restrictions encumbering the Sublease Premises and any applicable municipal or other governmental permits and approvals. The cost of all such signs, including the installation, maintenance and removal thereof, shall be at

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Subtenant's sole cost and expense.  If Subtenant fails to maintain its signs, or if Subtenant fails to remove same upon the expiration or earlier termination of this Sublease and repair any damage caused by such removal, Sublandlord may do so at Subtenant's expense and Subtenant shall reimburse Sublandlord for all actual costs incurred by Sublandlord to affect such removal.

          5.   Parking Density.  4.5 parking spaces per 1,000 square feet of the
               ---------------
rentable area of the Sublease Premises.

          6.   Bonus Rent.  Any Rent or other consideration realized by
               ----------
Subtenant under any sublease or assignment, in excess of the Rent payable hereunder, after amortization of all transaction costs reasonably incurred in connection therewith, including but not limited to reasonable brokerage commission incurred by Subtenant, legal fees, costs of improvements, shall be divided and paid, twenty-five percent (25%) to Subtenant, and seventy-five percent (75%) to Sublandlord ("Bonus Rent"). In any subletting or assignment undertaken by Subtenant, Subtenant shall diligently seek to obtain the maximum rental amount available in the marketplace for comparable space available for primary leasing.

          7.   Incorporation of Terms of Phase B Lease.  This Sublease is
               ---------------------------------------
subject and subordinate to the Phase B Lease. Subject to the modifications set forth in this Sublease, the terms of the Phase B Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were Landlord and Tenant, respectively, under the Phase B Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease. In the event of any inconsistencies between the terms and provisions of the Phase B Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern. Subtenant acknowledges that it has reviewed the Phase B Lease and is familiar with the terms and conditions thereof.

          (a) For the purposes of incorporation herein, the terms of the Phase B Lease are subject to the following additional modifications:

               (i) In all provisions of the Phase B Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of Landlord and Sublandlord.

               (ii) In all provisions of the Phase B Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to Landlord and Sublandlord.

               (iii) Sublandlord shall have no obligation to restore or rebuild any portion of the Sublease Premises after any destruction or taking by eminent domain.

               (iv) Nothwithstanding anything to the contrary in Paragraph 21 of the Phase B Lease, Subtenant's customers shall have the right to occupy space in Subtenant's network operating center (which shall comprise less than twenty-five percent 25% of the

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          Sublease Premises) from time to time and shall not be subject to the provisions of Paragraph 21 of the Phase B Lease.

               (v) In Paragraph 38(G) of the Phase B Lease, the reference to the "Designated Building" shall be deemed to reference the building constituting the Sublease Premises. All such roof rights shall be exclusive to Subtenant. In addition, the term "Satellite Dish" is hereby revised to include more than one (1) satellite dish or antennae. Said amount of satellite dishes or antennae shall be subject to Landlord's reasonable approval.

          (b) The following provisions of the Phase B Lease are specifically excluded: all of the Basic Lease Information, Paragraph 1, Paragraph 2, Paragraph 3, the requirement for two months prepaid rent in Paragraph 6.A., first paragraph of Paragraph 8.B. concerning self-insurance, Paragraph 15.D., Paragraph 19, Paragraph 21.B., last two sentences of Paragraph 25, Paragraph 26.D., Paragraph 32, Paragraph 38.A., Paragraph 38.B., Paragraph 38.C., Paragraph 38.D., Paragraph 38.E., Paragraph 38.I., Paragraph 38.J., Paragraph 38.K., Exhibit B, Exhibit C, Exhibit H, Exhibit I, Exhibit J.

          8.   Subtenant's Obligations. Subtenant covenants and agrees that all
               -----------------------
obligations of Sublandlord under the Phase B Lease shall be done or performed by Subtenant with respect to the Sublease Premises, except as otherwise provided by this Sublease, and Subtenant's obligations shall run to Sublandlord and Landlord as Sublandlord may determine to be appropriate or be required by the respective interests of Sublandlord and Landlord. Subtenant agrees to indemnify Sublandlord, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys' fees) incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord's obligations under the Phase B Lease applicable to the Sublease Premises which, as a result of this Sublease, became an obligation of Subtenant. Subtenant shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under this Sublease or the Phase B Lease (to the extent applicable to the Sublease Premises). Sublandlord agrees to indemnify Subtenant, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys' fees) incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord's obligations under the Phase B Lease

          9.   Sublandlord's Obligations.  Sublandlord agrees that Subtenant
               -------------------------
shall be entitled to receive all services and repairs to be provided by Landlord to Sublandlord under the Phase B Lease. Subtenant shall look solely to Landlord for all such services and shall not, under any circumstances, seek nor require Sublandlord to perform any of such services, nor shall Subtenant make any claim upon Sublandlord for any damages which may arise by reason of Landlord's default under the Phase B Lease. Any condition resulting from a default by Landlord shall not constitute as between Sublandlord and Subtenant an eviction, actual or constructive, of Subtenant and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease, or, except as otherwise provided in this Sublease, entitle Subtenant to receive any reduction in or abatement of the Rent provided for in this Sublease. In furtherance of the foregoing, and subject to Paragraph 11 hereof, Subtenant does hereby waive any cause of action and any right to bring any action

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against Sublandlord by reason of any act or omission of Landlord under the Phase
B Lease. Sublandlord covenants and agrees with Subtenant that Sublandlord will pay all fixed rent and additional rent payable by Sublandlord pursuant to the Phase B Lease to the extent that failure to perform the same would adversely affect Subtenant's use or occupancy of the Sublease Premises. In the event of a breach by Landlord of any term of the Phase B Lease, then Sublandlord's sole obligation in regard to its obligation under this Sublease shall be to diligently pursue the correction or cure by Landlord of Landlord's breach. Such efforts shall include, without limitation, upon Subtenant's request, (a) immediately notifying Landlord of its non-performance under the Phase B Lease and demanding that Landlord perform its obligations under the Phase B Lease and/or (b) assigning Sublandlord's rights under the Phase B Lease to Subtenant to the extent necessary to permit Subtenant to institute legal proceedings against Landlord to obtain the performance of Landlord's obligations under the Phase B Lease; provided, however, that if Subtenant commences a lawsuit or other action, Subtenant shall pay all costs and expenses incurred in connection therewith, and Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, all costs and expenses incurred by Sublandlord in connection therewith.

     10.  Default by Subtenant.  In the event Subtenant shall be in default of
          --------------------
any covenant of, or shall fail to honor any obligation under, this Sublease, Sublandlord shall have available to it against Subtenant all of the remedies available (a) to Landlord under the Phase B Lease in the event of a similar default on the part of Sublandlord thereunder or (b) at law.

     11.  Quiet Enjoyment.  So long as Subtenant pays all of the Rent due
          ---------------
hereunder and performs all of Subtenant's other obligations hereunder, Sublandlord shall do nothing to affect Subtenant's right to peaceably and quietly have, hold and enjoy the Sublease Premises, and all of the rights, entitlements, and options granted to Subtenant hereunder. In the event, however, that Sublandlord defaults in the performance or observance of any of Sublandlord's obligations under this Sublease or Subtenant receives a notice of default on the part of Sublandlord from Landlord under the Phase B Lease, then Subtenant shall give written notice to Sublandlord specifying in what manner Sublandlord has defaulted. If such default shall not be cured within a reasonable time, but in no event later than thirty (30) days after Sublandlord's receipt of such written notice from Subtenant (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Subtenant shall be entitled, at Subtenant's option, to cure such default and promptly collect from Sublandlord Subtenant's reasonable expenses in so doing (including, without limitation, reasonable attorneys' fees and court costs) unless such default by Sublandlord is caused by a default of Subtenant hereunder (in which case Sublandlord shall not be liable for Subtenant's costs to cure the default). Subtenant shall not be required to wait the entire cure period provided for herein if earlier action is required to prevent a termination by Landlord of the Phase B Lease and Sublandlord has failed to take such earlier action. Sublandlord shall not amend or modify the Phase B Lease in such a manner as to materially adversely affect Subtenant's use of the Sublease Premises or increase the obligations or decrease the rights of Subtenant hereunder, without the prior written consent of Subtenant, which may be granted or withheld at Subtenant's sole discretion. Anything contained in any provision of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect

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to the Sublease Premises, to comply with and remedy any default in this Sublease or the Phase B Lease which is Subtenant's obligation to cure, within the period allowed to Sublandlord under the Phase B Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Sublandlord. Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as Tenant under the Phase B Lease. Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Landlord or from any governmental authorities.

     12.  Notices.  All notices, demands and requests shall be in writing and
          -------
shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party. Notices, demands and requests so sent shall be deemed given when the same are received. Notices and remittance of Rent to Sublandlord shall be sent to the attention of:

          Franklin Resources, Inc.
          777 Mariners Island Boulevard
          San Mateo, California  94404
          Attn:  Manager of Corporate Real Estate

Notices to Landlord shall be sent to the attention of:

          Spieker Properties, L.P.
          9255 Towne Centre Drive, Suite 100
          San Diego, California  92121
          Attn:  Tambra Martinez

Notices to Subtenant shall be sent to the attention of:

          Wireless Facilities, Inc.
          4810 Eastgate Mall
          San Diego, CA  92121
          Attn:Facilities Manager

Prior to Subtenant's occupancy of the Sublease Premises notices shall be sent to:

          Wireless Facilities, Inc.
          9805 Scranton Road, Suite 100
          San Diego, CA  92121
          Attn: Facilities Manager

     13.  Condition of Premises.  Except as provided in the Work Letter,
          ---------------------
Subtenant acknowledges that it is subleasing the Sublease Premises "as-is" and that Sublandlord is not making any representation or warranty concerning the condition of the Sublease Premises and that Sublandlord is not obligated to perform any work to prepare the Sublease Premises for

Subtenant's occupancy. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Sublease Premises except as permitted by the provisions of this Sublease and the Phase B Lease and that it must deliver the Sublease Premises to Sublandlord on the Sublease Expiration Date in the condition required by the Phase B Lease.

     14.  Consent of Landlord.  Paragraph 21.A. of the Phase B Lease requires
          -------------------
Sublandlord to obtain the written consent of Landlord to this Sublease. Sublandlord shall diligently pursue Landlord's consent to this Sublease promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant.

     15.  Termination of the Phase B Lease.  If for any reason the term of the
          --------------------------------
Phase B Lease shall terminate prior to the Sublease Expiration Date, this Sublease shall automatically be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless said termination shall have been caused by the default of Sublandlord under the Phase B Lease, and said Sublandlord default was not as a result of a Subtenant default hereunder. To the extent that the Phase B Lease grants Sublandlord any discretionary right to terminate the Phase B Lease, whether due to casualty, condemnation, or otherwise, Sublandlord shall not exercise such right without the prior written consent of the Subtenant which may be withheld by Subtenant in its sole and absolute discretion. If Landlord seeks to terminate the Phase B Lease because of a default or alleged default by Sublandlord under the Phase B Lease (other than a default or alleged default caused by the default by Subtenant under this Sublease), Sublandlord shall take all action required to reinstate the Phase B Lease. Further, if Rent is abated under the Phase B Lease, Rent hereunder shall also be abated in the same proportion.

     16.  Limitation of Estate.  Subtenant's estate shall in all respects be
          --------------------
limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord.

     17.  Confidentiality. The covenants, obligations and conditions contained
          ---------------
in this Sublease and the Phase B Lease shall remain strictly confidential. Subtenant agrees to keep such terms, covenants, obligations and conditions strictly confidential and not to disclose such matters to any other landlord, tenant, prospective tenant, or broker. Notwithstanding the foregoing, Subtenant shall be allowed to disclose the Sublease and all covenants, obligations and conditions contained therein and the Phase B Lease, for business purposes only, to its shareholders, lenders, attorneys and accountants, and in any filing made by Subtenant with the Securities and Exchange Commission or other governmental authorities in accordance with applicable law.

     18.  Indemnity.  Subtenant shall indemnify, defend, protect, and hold
          ---------
Sublandlord harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys' fees, damages, penalties, and expenses (collectively "Claims") which may be brought or made against Sublandlord or which Sublandlord may pay or incur to the extent resulting from
(i) Subtenant's use or occupancy of the Sublease Premises, (ii) a breach of this Sublease by Subtenant, (iii) any violation of law by Subtenant or its employees, agents, contractors or invitees ("Agents") relating to the use or occupancy of the Sublease Premises, or (iv) the negligence or willful misconduct of Subtenant or its Agents. Sublandlord shall indemnify, defend, protect, and hold Subtenant harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys' fees, damages, penalties and expenses which may be brought or made against Subtenant or which Subtenant may pay or incur to the extent caused

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

by (i) the negligence or willful misconduct of Sublandlord or its Agents occurring on or about the Project or Sublease Premises; (ii) the failure by Sublandlord to comply with or perform its obligations under the Phase B Lease and/or this Sublease, and (iii) a breach by Sublandlord of any of its representations or warranties to Subtenant under this Sublease.

     19.  Permitted Use.  The Sublease Premises shall be used for general office
          -------------
space and any other legal permitted uses compatible with the City of San Diego's MLI zone and the MCAS Miramar Comprehensive Land Use Plan and otherwise compatible with comparable office projects. The Occupancy Density shall not exceed 5 persons per 1,000 square feet.

     20.  Mutual Waiver of Subrogation.  The waiver of subrogation provision set
          ----------------------------
forth in Paragraph 9 of the Phase B Lease shall be deemed a three party agreement binding among and inuring to the benefit of Sublandlord, Subtenant and Landlord (by reason of its consent to hereto).

     21.  Representations.  Sublandlord represents to Subtenant that (A) the
          ---------------
Phase B Lease is in full force and effect, (B) the copy of the Phase B Lease which is attached to this Sublease as Exhibit B is a true, correct and complete copy of the Phase B Lease, (C) to Sublandlord's best knowledge, no default exists on the part of Sublandlord, or has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default, and (D) to Sublandlord's best knowledge, there are no pending or threatened actions, suits or proceedings before any court or administrative agency against Sublandlord which could, in the aggregate, adversely affect the Sublease Premises or of Sublandlord to perform its obligations under the Sublease, and Sublandlord is not aware of any facts which might result in any actions, suits or proceedings.

     22.  Entire Agreement.  It is understood and acknowledged that there are no
          ----------------
oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease. This Sublease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Sublease Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Sublease.

     IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

                                       SUBLANDLORD:

                                       FRANKLIN TEMPLETON CORPORATE
                                       SERVICES, INC., a Delaware corporation

                                       By:  ____________________________________

                                       Its: ____________________________________

                                       SUBTENANT:

                                       WIRELESS FACILITIES, INC., a Delaware
                                       corporation

                                       By:  ____________________________________
                                       Its: ____________________________________

                                       By:  ____________________________________
                                       Its: ____________________________________

                                  EXHIBIT "A"

                           DEPICTION OF THE PROJECT
                           ------------------------


     Bridge Pointe Corporate Centre consists of approximately 29 acres and up to approximately 591,000 square feet in up to 9 buildings. Phase A consists of four buildings indicated on the site plan below as 4760, 4770, 4780 and 4790 Eastgate Mall, totaling 215,800 square feet consisting of approximately 12.5 net acres. Phase B will consist of two buildings totaling approximately 150,000 square feet and consisting of approximately 8.5 acres. Phase C will consist of three buildings totaling up to approximately 225,000 square feet and consisting of approximately 8 acres.

     The Sublease Premises consists of one building in Phase B of the Project (labeled "Phase B-2 Premises") and is detailed in Exhibit C of this Sublease. The Site Plan detailing the Premises and the Project follows this page and consists of one (1) page.

                                  EXHIBIT "B"
                                  -----------

                             COPY OF PHASE B LEASE
                             ---------------------

                                  EXHIBIT "C"

                                 DEMISING PLAN
                                 -------------

                       [To be attached when completed.]

                                  EXHIBIT "D"


                             WORK LETTER AGREEMENT

          This Work Letter Agreement ("Work Letter") sets forth the terms and conditions relating to construction of the initial tenant improvements described in the Plans to be prepared and approved as provided below (the "Tenant Improvements") in the Sublease Premises. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Sublease (the "Sublease") to which this Work Letter is attached and forms a part.

1.   Base Building Work.  The "Base Building Work" described on Schedule 1 to
     ------------------
     this Exhibit D, if any, has been performed by Landlord at Landlord's sole cost and expense.

2.   Plans and Specifications.
     ------------------------

               2.1 Subtenant shall retain the services of Jossy + Carrier Design Group(the "Space Planner") to prepare a detailed space plan (the "Space Plan") mutually satisfactory to Landlord, Sublandlord and Subtenant for the construction of the Tenant Improvements in the Sublease Premises. Subtenant shall submit the Space Plan and any proposed revisions thereto to Landlord and Sublandlord for their approval.

               2.2 Based on the approved Space Plan, Subtenant shall cause the Space Planner to prepare detailed plans, specifications and working drawings mutually satisfactory to Landlord, Sublandlord and Subtenant for the construction of the Tenant Improvements (the "Plans") no later than sixty (60) days after execution of the Sublease Agreement. Landlord, Sublandlord and Subtenant shall diligently pursue the preparation of the Plans and any proposed revisions thereto, including the estimated cost of the Tenant Improvements. All necessary revisions to the Space Plan and the Plans shall be made within two (2) business days after Landlord's and Sublandlord's response thereto, until Landlord and Sublandlord ultimately approve the Space Plan and Plans.

               2.3 Subtenant shall be responsible for ensuring that the Plans are compatible with the design, construction and equipment of the Building, comply with applicable Regulations and the Standards (defined below), and contain all such information as may be required to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, light fixtures and related power, and electrical and telephone switches, B.T.U. calculations, electrical requirements and special receptacle requirements. The Plans shall also include mechanical, electrical, plumbing, structural and engineering drawings mutually satisfactory to Landlord, Sublandlord and Subtenant which shall be prepared by ILA/Zammit (electrical), McParlane & Associates (mechanical and plumbing), and Burkett & Wong (structural). Notwithstanding the foregoing sentence, Subtenant may use other engineers as reasonably approved by Landlord. Notwithstanding Landlord's and Sublandlord's preparation, review and approval of the Space Plan and the Plans and any revisions thereto, Landlord and Sublandlord shall have no responsibility or liability whatsoever for any errors or omissions contained in the Space Plan or Plans or any revisions thereto, or to verify dimensions or conditions, or for the quality, design or compliance with applicable Regulations of any improvements described therein or constructed in accordance therewith. Subtenant hereby waives all claims against Landlord and Sublandlord relating to, or arising out of the design or construction of, the Tenant Improvements.

                2.4 Landlord and/or Sublandlord may approve or disapprove the Space Plan or Plans or any proposed revision thereto submitted to Landlord and Sublandlord in Landlord's and Sublandlord's reasonable discretion, provided that Landlord and Sublandlord shall not unreasonably withhold such approval. Landlord and Sublandlord shall approve or disapprove any Space Plan, Plans or proposed revisions thereto submitted to Landlord and Sublandlord for Landlord's and Sublandlord's approval within three (3) business days after Landlord's and Sublandlord's receipt thereof. If Landlord or Sublandlord has not approved or disapproved in writing any Space Plan, Plans, or proposed revisions thereto submitted to Landlord and Sublandlord within five
          (5) business days after Landlord's and Sublandlord's receipt thereof, Landlord and Sublandlord shall be deemed to have approved the same.

3.   Specifications for Standard Tenant Improvements.
     -----------------------------------------------

               3.1 Specifications and quantities of standard building components which will comprise and be used in the construction of the Tenant Improvements ("Standards") are set forth in Schedule 2 to this Exhibit D. As used herein, "Standards" or "Building Standards" shall mean the standards for a particular item selected from time to time by Landlord for the Building, including those set forth on Schedule 2 of this Exhibit D, or such other standards of equal or better quality as may be mutually agreed between Landlord and Subtenant in writing.

               3.2 No deviations from the Standards are permitted without Landlord's prior written approval, which will not be unreasonably withheld, conditioned or delayed.

4.   Tenant Improvement Cost.
     -----------------------

               4.1 The cost of the Tenant Improvements shall be paid for by Subtenant, including, without limitation, the cost of: Standards; space plans and studies; architectural and engineering fees; permits, approvals and other governmental fees; labor, material, equipment and supplies; construction fees and other amounts payable to contractors or subcontractors; remediation and preparation of the Premises for construction of the Tenant Improvements; taxes; filing and recording fees; premiums for insurance and bonds; attorneys' fees; financing costs; and all other costs expended or to be expended in the construction of the Tenant Improvements.

               4.2 Provided Subtenant is not in default under the Sublease, including this Work Letter, Landlord shall contribute a tenant improvement allowance not to exceed $2,250,000.00 ("Tenant Improvement Allowance") toward the cost of the initial Tenant Improvements and shall disburse the Tenant Improvement Allowance to Subtenant as follows: (a) Twenty Percent (20%) of the Tenant Improvement Allowance within ten (10) days of execution of the Sublease; (b) Seventy Percent (70%) of the Tenant Improvement Allowance at Substantial Completion of the entire Premises; and (c) the remaining balance of Ten Percent (10%) of the Tenant Improvement Allowance upon submission by Subtenant to Landlord copies of a certificate of completion executed by the Space Planner and Subtenant's contractor, and unconditional mechanics' lien releases (which mechanics' lien releases shall be executed by the subcontractors, labor suppliers and materialmen in addition to Subtenant's contractor), in each case in form and substance satisfactory to Landlord, and all appropriate bills and supporting documentation for the work ordered by Subtenant or its contractor or any subcontractor.

               4.3 In the event the estimated cost of the design and construction of the Tenant Improvements exceeds the Tenant Improvement Allowance, Subtenant shall pay such excess cost to Subtenant's contractor.

5.   Construction of Tenant Improvements.
     -----------------------------------

               5.1 Within ten (10) days after Subtenant's, Sublandlord's and Landlord's approval of the Plans including the estimate of the cost of the Tenant Improvements and Landlord's receipt of payment of any such estimated cost exceeding the amount of the Tenant Improvement Allowance, Subtenant shall cause the contractor to proceed to secure a building permit and commence construction of the Tenant Improvements provided that the Building has in Landlord's discretion reached the stage of construction where it is appropriate to commence construction of the Tenant Improvements in the Sublease Premises.

               5.2 Subtenant shall be responsible for obtaining all governmental approvals to the full extent necessary for the construction and installation of the Tenant Improvements and for Subtenant's occupancy of the Sublease Premises, in compliance with all applicable Regulations. Subtenant shall employ contractors, which shall be reasonably approved by Landlord in writing, to construct the Tenant Improvements in conformance with the approved Space Plan and Plans. The construction contracts between Subtenant and the approved contractor shall be subject to Landlord's prior reasonable approval and shall provide for progress payments. The contractor(s) shall be duly licensed and Landlord's approval of the contractor(s) shall be conditioned, among other things, upon the contractor's reputation for quality of work, timeliness of performance, integrity and Landlord's prior experience with such contractor.

               5.3 Sublandlord and Landlord shall not be liable for any direct or indirect damages suffered by Subtenant as a result of delays in construction beyond Landlord's and Sublandlord's reasonable control, including, but not limited to, delays due to strikes or unavailability of materials or labor, or delays caused by Subtenant (including delays by the Space Planner, the contractor or anyone else performing services on behalf of Landlord or Subtenant).

               5.4 All work to be performed on the Sublease Premises by Subtenant or Subtenant's contractor or agents shall be subject to the following conditions:

                    (a) Such work shall proceed upon Landlord's written approval of Subtenant's contractor, and public liability and property damage insurance carried by Subtenant's contractor, and shall further be subject to the provisions of Paragraphs 12 and 27 of the Master Lease.

                    (b) All work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Sublandlord and Landlord before such work is commenced, and in any case, all such work shall be performed in a good and workmanlike and first-class manner, and in accordance with all applicable Regulations and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Sublease Premises pursuant to the Sublease. Notwithstanding any failure by Sublandlord or Landlord to object to any such work, neither Sublandlord nor Landlord shall have any responsibility for Subtenant's failure to comply with all applicable Regulations. Subtenant shall be responsible for ensuring that construction and installation of the Tenant Improvements will not affect the structural integrity of the Building.

                    (c) Landlord or Landlord's agents shall have the right to inspect the construction of the Tenant Improvements by Subtenant during the progress thereof. If Landlord shall give notice of faulty construction or any other deviation from the approved Space Plan or Plans, Subtenant shall cause its contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any right of Landlord to require good and workmanlike construction and improvements erected in accordance with the approved Space Plan or Plans.

                    (d) Subtenant shall cause its contractor to complete the Tenant Improvements as soon as reasonably possible.

                    (e) Subtenant's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the approved Space Plan or Plans; (ii) Subtenant's and its contractor shall submit schedules of all work relating to the Tenant Improvements to Landlord for Landlord's approval within two (2) business days following the selection of the contractor and the approval of the Plans. Landlord shall within three (3) business days after receipt thereof inform Subtenant of any changes which are necessary and Subtenant's contractor shall adhere to such corrected schedule; and (iii) Subtenant shall abide by all rules made by Landlord with respect to the use of freight, loading dock, and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvements.

                    (f) Subtenant or Subtenant's contractor or agents shall arrange for necessary utility, hoisting and elevator service with Landlord's contractor and shall pay such reasonable charges for such services as may be charged by Subtenant's or Landlord's contractor.

                    (g) Subtenant's entry to the Sublease Premises for any purpose, including, without limitation, inspection or performance of Subtenant construction by Subtenant's agents, prior to the date Subtenant's obligation to pay rent commences shall be subject to all the terms and conditions of the Sublease except the payment of Rent. Subtenant's entry shall mean entry by Subtenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors. Landlord and Sublandlord shall have the right to post the appropriate notices of non-responsibility and to require Subtenant to provide Landlord and Sublandlord with evidence that Subtenant has fulfilled its obligation to provide insurance pursuant to the Sublease.

                    (h) Subtenant shall promptly reimburse Landlord upon demand for any reasonable expense actually incurred by the Landlord by reason of faulty work done by Subtenant or its contractors or by reason of any delays caused by such work, or by reason of inadequate clean-up.

                    (i) Subtenant hereby indemnifies and holds Sublandlord and Landlord harmless with respect to any and all costs, losses, damages, injuries and liabilities relating in any way to any act or omission of Subtenant or Subtenant's contractor or agents, or anyone directly or indirectly employed by any of them, in connection with the Tenant Improvements and any breach of Subtenant's obligations under this Work Letter, or in connection with Subtenant's non-payment of any amount arising out of the Tenant Improvements. Such indemnity by Subtenant, as set forth above, shall also apply with respect to any and all costs, losses, damages, injuries, and liabilities related in any way to Sublandlord's and Landlord's performance or any ministerial acts reasonably necessary (i) to permit Subtenant to complete the Tenant

          Improvements, and (ii) to enable Subtenant to obtain any building permit or certificate of occupancy for the Sublease Premises.

                    (j) Subtenant's contractor and the subcontractors utilized by Subtenant's contractor shall guarantee to Subtenant and for the benefit of Sublandlord and Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one
          (1) year from the date of completion thereof. Each of Subtenant's contractor and the subcontractors utilized by Subtenant's contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor of subcontractors and (ii) the Sublease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of Sublandlord, Landlord and Subtenant, as their respective interests may appear, and can be directly enforced by any of them. Subtenant covenants to give to Sublandlord and Landlord any assignment or other assurances which may be necessary to effect such rights of direct enforcement.

                    (k) Commencing upon the execution of the Sublease, Subtenant shall hold weekly meetings at a reasonable time with the Space Planner and the contractor regarding the progress of the preparation of the Plans and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Subtenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and upon Landlord's request, certain of Subtenant's contractors shall attend such meetings.

6.   Insurance Requirements.
     -----------------------

          6.1 All of Subtenant's contractors shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Subtenant as set forth in the Sublease.

          6.2 Subtenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Subtenant pursuant to the Sublease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Subtenant's contractors shall carry excess liability and Products and Completed Operation coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Subtenant as set forth in the Sublease.

          6.3 Certificates for all insurance carried pursuant to this Work Letter must comply with the requirements of the Sublease and shall be delivered to Sublandlord and Landlord before the commencement of construction of the Tenant Improvements and before the contractor's equipment is moved onto the site. In the event the Tenant Improvements are damaged by any cause during the course of the construction thereof, Subtenant shall immediately repair the same at Subtenant's sole cost and expense. Subtenant's contractors shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Product and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Subtenant. All policies carried under this Paragraph 6 shall insure Landlord, Sublandlord and Subtenant, as their interests may appear, as well as the contractors. All insurance maintained by Subtenant's contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.

7.   Notice of Completion.  Within ten (10) days after completion of
     ---------------------
construction of the Tenant Improvements, Subtenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Subtenant fails to do so, Landlord may execute and file the same on behalf of Subtenant as Subtenant's agent for such purpose, at Subtenant's sole cost and expense. At the conclusion of construction, (i) Subtenant shall cause the Space Planner and the contractor (i) to update the approved working drawings as necessary to reflect all changes made to the approved working drawings during the course of construction, (ii) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (c) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (iii) Subtenant shall deliver to Sublandlord and Landlord a copy of all warranties, guarantees, and operating manuals and information relating to the improvements, equipment, and systems in the Sublease Premises.

8.   Work Letter Default.  A default under this Work Letter shall constitute a
     -------------------
default under the Sublease, and the parties shall be entitled to all rights and remedies under the Sublease in the event of a default hereunder by the other party (notwithstanding that the Sublease Term thereof has not commenced).

     IN WITNESS WHEREOF, the parties have entered into this Work Letter which is of even date with the Sublease of which this is a part.

                                       SUBLANDLORD:

                                       FRANKLIN TEMPLETON CORPORATE
                                       SERVICES, INC., a Delaware corporation

                                       By:  ____________________________________

                                       Its: ____________________________________

                                       SUBTENANT:

                                       WIRELESS FACILITIES, INC., a Delaware
                                       corporation

                                       By:  ____________________________________
                                       Its: ____________________________________

                                       By:  ____________________________________
                                       Its: ____________________________________

                                  LANDLORD:

                                  SPIEKER PROPERTIES, L.P., a California limited partnership

                                  By:  Spieker Properties, Inc., a Maryland
                                       corporation
                                  Its: General Partner


                                       By:______________________________________
                                            Richard L. Romney
                                            Senior Vice President

                                       By:______________________________________
                                       Its:_____________________________________

                                  SCHEDULE 1
                                 TO EXHIBIT D

                              BASE BUILDING WORK
                              ------------------

Completed according to the plans and specifications prepared by Smith Consulting Architects, Inc. dated July 6, 1999. Landlord and Subtenant hereby acknowledge that Landlord has provided CAD drawings of said plans to Subtenant.

                                  SCHEDULE 2
                                 TO EXHIBIT D

                              BUILDING STANDARDS
                              ------------------

          The following constitutes the Building Standard tenant improvements ("Standards") in the quantities specified:

                               (to be provided)